EXHIBIT 10.36
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement is effective as of November 18, 2005 and is entered into by and between American Reprographics Company, a Delaware corporation (“ARC”) as the employer, and Sathiyamurthy Chandramohan (“Executive”), as the employee.
     This First Amendment is entered into with reference to the following facts:
     ARC and Executive entered into an Employment Agreement dated January 7, 2005 (“Agreement). The parties agreed on November 18, 2005 to clarify Section 3(b) of the Agreement and this First Amendment is entered into to memorialize that agreement.
Now therefore, the parties agree as follows:
1.	Section 3(b)(iii) of the Agreement is amended in full to read as follows:

(iii) The Incentive Bonus shall be paid in cash or ARC common stock, or partly in each, as elected by Executive by notice to ARC delivered not more than 40 days after the close of each fiscal year. To the extent that such Incentive Bonus is paid in cash, it shall be paid no later than 60 days after the close of such fiscal year. To the extent that such Incentive Bonus is paid in ARC common stock, such stock shall be valued as of any business day (“valuation date”) determined by ARC which is after the date of election by Executive but is not later than 60 days after the close of such fiscal year, using the average of the closing prices of ARC common stock on the New York Stock Exchange for the 10 trading days immediately preceding the valuation date. Such shares shall be issued forthwith after the approval of the calculation of the number of shares to be issued to Executive by the Compensation Committee of the Board of Directors of ARC at its first meeting following the valuation date, but in no event shall such shares be issued later than two and one-half months after the close of such fiscal year, provided, however, that as a condition to receiving ARC common stock Executive must deposit with ARC on the date of issuance cash in the amount, if any, by which the total of employee withholding taxes required to be withheld with respect to the entire Incentive Bonus exceeds the cash portion of the Incentive Bonus available for withholding. To be eligible to receive a bonus, Executive must have been employed by ARC during the entire fiscal year to which such Incentive Bonus relates.

2.	In all other respects the Employment Agreement remains in full force and effect without modification.
     IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement as of the date first hereinabove set forth.

AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation
By:	/s/ Kumarakulasingam Suriyakumar
	Name:	Kumarakulasingam Suriyakumar
	Title:	President

EXECUTIVE
/s/ Sathiyamurthy Chandramohan
Sathiyamurthy Chandramohan